Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-202203) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Chevron Employee Savings Investment Plan of our report dated June 24, 2019, with respect to the financial statements and supplemental schedule of Chevron Employee Savings Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2018 and for the year then ended.

/s/ Morris Davis Chan & Tan LLP

Alameda, California
June 24, 2019